Exhibit 99.1

Capstone Holding Corp. Announces Pricing of Follow-On Public Offering and Uplisting of its Shares on Nasdaq Capital Market

ALSIP, IL., March 5, 2025 /ACCESSWIRE/ -- Capstone Holding Corp. (the “Company” or “Capstone”), a building products distribution company that has successfully grown its business organically and through well-timed acquisitions, today announced the pricing of its Follow-on Public Offering (the “Offering”) of 1,250,000 shares of common stock (the “Common Shares”) at a public offering price of $4.00 per share for total gross proceeds of $5,000,000 before deducting underwriting discounts and offering expenses. The Common Shares have been approved for listing and are expected to begin trading on the Nasdaq Capital Market on March 6, 2025 under the ticker symbol “CAPS”. The Offering is expected to close on or about March 7, 2025, subject to the satisfaction of customary closing conditions.

In addition, the Company has granted to the underwriters an option, exercisable for 45 days from the date of the final prospectus, to purchase up to an aggregate of an additional 187,500 Common Shares at the initial public offering price, less underwriting discounts and commissions.

Joseph Gunnar & Co., LLC is acting as the sole book-running manager for the Offering.

A registration statement related to the Common Shares has been filed with, and declared effective by, the United States Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Common Shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained, when available, from Joseph Gunnar & Co., LLC, 40 Wall Street, 30th Floor, New York, NY 10005, Attn: Syndicate Department, by phone (212) 440-9600

About Capstone Holding Corp.

Capstone Holding Corp. is a building products distribution company that has successfully grown its business organically and through well-timed acquisitions. We intend to use the distribution back bone of our operating subsidiary, that currently services 31 US states, to provide a value-added platform to make acquisitions. A key differentiator of the Company’s strategy is that it maintains over half of its revenue from brands it owns or controls. Current products include stone veneer, landscape stone, and modular masonry fireplaces.

Capstone’s corporate headquarters is located in Alsip, Illinois. For more information, please visit the Company’s website: www.capstonethx.com.

Forward-Looking Statements

Statements in this press release which are forward-looking and provide other than historical information, including but not limited to expected trading date of our Common Shares on the Nasdaq Capital Market and the expected closing date of the Offering, are based on current conditions and information available as of the date hereof. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, management can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation, such factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Capstone’s filings with the Securities and Exchange Commission (the “SEC”) (www.sec.gov). Capstone undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

FOR FURTHER INFORMATION:

Investor Relations

(708)371-0660

investorinquiries@capstonethx.com